MuniYield Fund, Inc.

File No. 811-6435

Item No. 77M (Mergers) -- Attachment



During the fiscal semi-annual period ended April 30, 2002, MuniYield Fund, Inc. ("the Registrant"), acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch Municipal Strategy Fund, Inc. ("Municipal
Strategy"), File No. 811-7203.

At separate meetings of the Boards of Directors of Municipal Strategy and the Registrant held on June 7, 2001 and June 20,
2001, respectively, each Board unanimously approved the transaction whereby (i) the Registrant would acquire substantially all of the assets and would assume substantially all of the liabilities of Municipal Strategy, (ii) the Registrant would simultaneously issue to Municipal Strategy shares of the Registrant's Common Stock and the Registrant's Series F
AMPS, (iii) the shares of the Registrant's Common Stock would be subsequently distributed to the holders of Municipal Strategy Common Stock (plus cash in lieu of fractional shares), (iv) the shares of the Registrant's Series F AMPS would be subsequently distributed to the holders of Municipal Strategy Series A AMPS, and (v) Municipal Strategy would be deregistered and dissolved.

On July 17, 2001, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-65242 and 811-06435) (the "N-14 Registration
Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the stockholders of the Registrant and Municipal Strategy. Pre-Effective Amendment No. 1 to the N-
14 Registration Statement was filed on September 14, 2001, and the N-14 Registration Statement as so amended was declared effective by the Commission on September 14, 2001. Post-effective Amendment No. 1 to the N-14 Registration Statement was filed on January 18, 2002.


On November 9, 2001, the stockholders of the Registrant and Municipal Strategy approved the Reorganization at a special meeting of stockholders held for that purpose. On November
19, 2001 (the "Reorganization Date"), pursuant to the
Agreement, Municipal Strategy transferred assets valued at $116,585,519.57 to the Registrant and received in exchange 5,508,829 shares of the Registrant's Common Stock and 43,000 shares of the Registrant's Series F AMPS with a liquidation preference of $25,000 per share. Municipal Strategy distributed these shares to their respective shareholders as provided in the Agreement and Plan of Reorganization.

An Application for Deregistration on Form N-8F will be filed by Municipal Strategy with the Securities and Exchange
Commission.